Exhibit 99.1
ShopNBC Appoints William J. McGrath as CFO
MINNEAPOLIS, MN—(Marketwire — 08/02/10) — ShopNBC (NASDAQ:VVTV), the premium lifestyle brand in multi-media retailing, today announced that it has appointed William J. McGrath as the company’s Senior Vice President and Chief Financial Officer. Mr. McGrath has more than 20 years of multi-channel industry expertise as well as global operations and financial leadership experience. He joined ShopNBC in January 2010 as Vice President of Quality Assurance and was named interim Chief Financial Officer in February 2010.
Prior to joining ShopNBC, Mr. McGrath served as Vice President Global Sourcing Operations and Finance at QVC. During his tenure at QVC, he also served as Vice President Corporate Quality Assurance and Quality Control; Vice President Merchandise Operations and Inventory Control; Vice President Market Research and Sales Analysis; and Director Financial Planning and Analysis. Previously, Mr. McGrath held a variety of financial leadership positions at Subaru of America, and Arthur Andersen. He holds an MBA in Finance from Drexel University, and a BS in Accounting from Saint Joseph’s University.
“Bill brings over two decades of diverse financial and operational leadership experience in his appointment as our CFO,” said Keith Stewart, ShopNBC’s CEO. “He has the right balance of industry financial acumen along with practical domestic and international operations experience that uniquely positions him for this role. Bill is an invaluable addition to the management team, and we very much look forward to his continued contributions and keen insights in driving the business.”
“It is a pleasure to work with such a veteran leadership team and talented group of team members at the company,” said Mr. McGrath, ShopNBC’s CFO. “I look forward to helping ShopNBC meet its goals of delivering shareholder value today and tomorrow.”
About ShopNBC
ShopNBC is a multi-media retailer operating with a premium lifestyle brand. Over 1 million customers benefit from ShopNBC as an authority and destination in the categories of home, electronics, beauty, health, fitness, fashion, jewelry and watches. As part of the company’s “ShopNBC Anywhere” initiative, customers can interact and shop via cable and satellite TV in 76 million homes (DISH Network channels 134 and 228; DIRECTV channel 316); mobile devices including iPhone, BlackBerry and Droid; online at www.ShopNBC.com; live streaming at www.ShopNBC.TV; and social networking sites Facebook, Twitter and YouTube. ShopNBC is owned and operated by ValueVision Media (NASDAQ:VVTV).